Exhibit 99.1

Contact:	Timothy J. Creech	G. Michael Freeman

	Senior Vice President, Finance and	Associate Vice President, Investor

	Administrative Services and Acting	Relations and Corporate

	Chief Financial Officer	Communications

	919-862-1000	919-862-1000

Salix Pharmaceuticals Reports 4Q2014 and FY2014 Results

RALEIGH, NC, March 2, 2015 – Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP) (“Salix” or the “Company”) today announced financial and operating results for the fourth quarter and full year ended December 31, 2014.

Total net product revenues for the fourth quarter of 2014 were $13 million, compared to $238 million for the fourth quarter of 2013. GAAP net loss for the fourth quarter of 2014 was $288 million, or a loss of $4.51 per diluted share, compared to net income of $40 million, or $0.58 per diluted share, for the fourth quarter of 2013. Non-GAAP net loss for the fourth quarter of 2014 was $167 million, or a loss of $2.61 per diluted share, compared to net income of $48 million, or $0.70 per diluted share, for the fourth quarter of 2013.

For the full year 2014, total net product revenues were $1,134 million, compared to $914 million for 2013. GAAP net loss for 2014 was $415 million, or a loss of $6.53 per diluted share, compared to net income of $131 million, or $1.99 per diluted share, for 2013. Non-GAAP net income for 2014 was $142 million, or $1.85 per diluted share, compared to $198 million, or $3.01 per diluted share, for 2013.

Although prescriptions for Salix’s key products remained strong in the fourth quarter of 2014, compared to the fourth quarter of 2013, as a result of the Company’s previously-announced plan to accelerate the reduction of wholesaler inventory levels, the Company determined to substantially cease all sales efforts to wholesalers in the fourth quarter of 2014 and sell only minimal amounts of its products during the quarter.

Results for the fourth quarter and full year 2013 do not reflect the acquisition of Santarus, Inc., which was completed on January 2, 2014.

($ millions, except per share data)
	Fourth Quarter		Full Year
	2014	2013	2014	2013

Total Net Product Revenue	$13	$238	$1,134	$914

GAAP Net Income / (Loss)	(288)	40	(415)	131
GAAP EPS	(4.51)	0.58	(6.53)	1.99

Non-GAAP Net Income / (Loss)	(167)	48	142	198
Non-GAAP EPS	(2.61)	0.70	1.85	3.01

Important disclosures about reconciliations of applicable GAAP reported to non-GAAP adjusted information are included in this press release. See “Use of Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)” in this press release.

Wholesaler Inventory Levels

Salix reported substantial progress in reducing wholesaler inventory levels of XIFAXAN® 550, APRISO® and UCERIS® during the fourth quarter of 2014. Based on inventory reports from its principal wholesalers, the Company estimates that, as of December 31, 2014, wholesaler inventory levels for XIFAXAN® 550, APRISO®, GLUMETZA® and UCERIS® were as follows:

•	XIFAXAN® 550: approximately six months;

•	APRISO®: approximately six months;

•	GLUMETZA®: approximately five months; and

•	UCERIS®: approximately four months.

Fourth Quarter and Full Year 2014 Revenue, Expenses and Other Information

•	Total net product revenues for the fourth quarter of 2014 were $13 million, compared to $238 million in the fourth quarter of 2013. The decrease in net product revenues for the fourth quarter of 2014 was due to the Company’s determination to substantially cease all sales efforts to wholesalers and sell only minimal amounts of its products during the quarter, as a result of the Company’s previously-announced accelerated inventory reduction plan. For the full year 2014, total net product revenues were $1,134 million, compared to $914 million for 2013.

•	The Company believes total net product revenues for the fourth quarter of 2014 would have been approximately $360 million on a prescription demand basis ($167 million for XIFAXAN® 550; $31 million for Apriso®; $34 million for UCERIS®; $12 million for RELISTOR®; and $116 million for other products), assuming gross to net revenue adjustments of approximately 30% to 32%, inclusive of projected total fees, wholesaler discounts of approximately 10% and prompt payment discounts.

•	Prescriptions for XIFAXAN® 550, APRISO®, UCERIS® and RELISTOR® increased 23%, 12%, 56% and 37%, respectively, in the fourth quarter of 2014, compared to the fourth quarter of 2013.

•	Total cost of products sold (excluding amortization of product rights and intangibles) was $30 million for the fourth quarter of 2014, compared to $55 million for the fourth quarter of 2013. Total cost of products sold (excluding amortization of product rights and intangibles) was $338 million for the full year 2014, compared to $178 million for 2013.

•	Research and development (R&D) expenses were $67 million for the fourth quarter of 2014, compared to $27 million for the fourth quarter of 2013. The increase in R&D expenses was due primarily to approval and other milestone payments of $37 million during the fourth quarter of 2014. For the full year 2014, R&D expenses were $170 million, compared to $113 million for 2013.

•	Selling, general and administrative (SG&A) expenses were $127 million for the fourth quarter of 2014, compared to $82 million for the fourth quarter of 2013. The increase in SG&A expenses,

excluding transaction costs, was due primarily to the increase in our field sales representatives from approximately 250 personnel to approximately 500 personnel in connection with the Santarus acquisition. For the full year 2014, SG&A expenses were $510 million, compared to $334 million for 2013.

•	The non-cash intangible impairment charge to earnings of approximately $160 million in the fourth quarter of 2014 reflects the impairment to the carrying value and related intangible asset for SOLESTA® resulting from a significant change in the Company’s forecast of net sales for the product.

•	The effective tax rate in the fourth quarter of 2014 was 38.4%, compared to 34.9% for the fourth quarter of 2013. For the full year 2014, the effective tax rate was 37.5%, compared to 32.0% for 2013.

•	Weighted average diluted shares outstanding for the fourth quarter of 2014 were 63.8 million, compared to 69.1 million for the same quarter of 2013. As a result of the net loss in the fourth quarter of 2014, all common shares that were potentially issuable for this period as restricted stock or pursuant to convertible debt and stock options have been excluded from the diluted share count because their effect would have been anti-dilutive.

•	Cash and cash equivalents were $499 million as of December 31, 2014.

Pending Acquisition of Salix by Valeant

On February 22, 2015, Valeant Pharmaceuticals International, Inc. and Salix announced that they had entered into a definitive agreement under which Valeant will acquire all of the outstanding common stock of Salix for $158.00 per share in cash, or a total enterprise value of approximately $14.5 billion. The transaction has been approved by the boards of directors of both companies. The transaction, which is expected to close in the second quarter of 2015, is subject to customary closing conditions and regulatory approval.

Financial Outlook

As a result of the pending acquisition of Salix by Valeant, Salix will not provide financial guidance.

Conference Call Cancelled

As a result of the pending acquisition of Salix by Valeant, Salix has cancelled its fourth quarter 2014 earnings conference call previously scheduled for 4:30 p.m., EST, today.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products and medical devices for the prevention and treatment of gastrointestinal diseases. Salix’s strategy is to in-license or acquire late-stage or marketed proprietary therapeutic products, complete any required development and regulatory submission for these products, and commercialize them through the Company’s 500-member specialty sales force.

Salix markets XIFAXAN® (rifaximin) tablets 200 mg and 550 mg, MOVIPREP® (PEG 3350, sodium sulfate, sodium chloride, potassium chloride, sodium ascorbate and ascorbic acid for oral solution, 100 g/7.5

g/2.691 g/1.015 g/5.9 g/4.7 g), OSMOPREP® (sodium phosphate monobasic monohydrate, USP, and sodium phosphate dibasic anhydrous, USP) Tablets, APRISO® (mesalamine) extended-release capsules 0.375 g, UCERIS® (budesonide) extended release tablets, for oral use, GIAZO® (balsalazide disodium) tablets, COLAZAL® (balsalazide disodium) Capsules, GLUMETZA® (metformin hydrochloride extended-release tablets) 500 mg and 1000 mg, ZEGERID® (omeprazole/sodium bicarbonate) Powder for Oral Suspension, ZEGERID® (omeprazole/sodium bicarbonate) Capsules, METOZOLV® ODT (metoclopramide hydrochloride), RELISTOR® (methylnaltrexone bromide) Subcutaneous Injection, FULYZAQ® (crofelemer) delayed-release tablets, SOLESTA®, DEFLUX®, PEPCID® (famotidine) for Oral Suspension, DIURIL® (chlorothiazide) Oral Suspension, AZASAN® (azathioprine) Tablets, USP, 75/100 mg, ANUSOL-HC® 2.5% (Hydrocortisone Cream, USP), ANUSOL-HC® 25 mg Suppository (Hydrocortisone Acetate), PROCTOCORT® Cream (Hydrocortisone Cream, USP) 1% and PROCTOCORT® Suppository (Hydrocortisone Acetate Rectal Suppositories) 30 mg, CYCLOSET® (bromocriptine mesylate) tablets, FENOGLIDE® (fenofibrate) tablets. UCERIS (budesonide) rectal foam, RELISTOR®, LUMACAN™, RUCONEST®, RHB-106 and rifaximin for additional indications are under development.

For full prescribing information and important safety information on Salix products, including BOXED WARNINGS for OSMOPREP®, AZASAN®, GLUMETZA® and METOZOLV®, please visit www.salix.com where the Company promptly posts press releases, SEC filings and other important information or contact the Company at (919) 862-1000.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

For more information, please visit our website at www.salix.com or contact the Company at (919)-862-1000. Follow us on Twitter (@SalixPharma) and Facebook (www.facebook.com/SalixPharma). Information on our Twitter feed, Facebook page and website is not incorporated in our SEC filings.

Use of Non-GAAP Financial Measures

EBITDA is earnings before interest, taxes, depreciation, stock-based compensation expense and amortization, the noncash change in acquisition-related contingent consideration, one-time license payments and excluding transaction costs related to the Santarus acquisition. Non-GAAP net income is comprised of EBITDA, adjusted for cash interest expense and interest income and a provision for income taxes based on non-GAAP income before tax. Non-GAAP EPS, or non-GAAP income per share, fully diluted, is non-GAAP net income divided by outstanding shares on a diluted basis. We believe these non-GAAP measures might provide investors additional relevant information, in part for purposes of historical comparison. In addition, we use these non-GAAP measures to analyze our performance in more detail and with better historical comparability; however, you should be aware that non-GAAP measures are not superior to, nor a substitute for, the comparable GAAP measures, and these non-GAAP measures might not be comparable to similarly named measures disclosed by other companies.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including, but not limited to, statements regarding the proposed acquisition of Salix by Valeant. Forward-looking statements may generally be identified by the use of the words “anticipates,” “expects,” “intends,” “plans,” “should,” “could,” “would,” “may,” “will,” “believes,” “estimates,” “potential,” “target,” or “continue” and variations or similar expressions. These statements are based upon the current expectations and beliefs of management of Salix and are subject to certain known and unknown risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, uncertainties about our ability to successfully complete our pending acquisition by Valeant in accordance with its terms and in accordance with the expected schedule, including as a result of the possibility that the various closing conditions to the acquisition will not be satisfied or waived; the risk that Salix’s business will be adversely impacted during the pendency of the acquisition; and risks and uncertainties discussed in Salix’s most recent annual and quarterly reports and detailed from time to time in Salix’s other filings with the SEC. Readers are cautioned not to place undue reliance on any of these forward-looking statements. These forward-looking statements speak only as of the date hereof. Salix undertakes no obligation to update any of these forward-looking statements to reflect events or circumstances after the date of this press release or to reflect actual outcomes.

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Salix Pharmaceuticals, Ltd.

Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)

(In millions, except per share data)

The following table reconciles actual results for non-GAAP measures to the most closely related GAAP measures. See “Use of Non-GAAP Financial Measures” above.

	Actual		Actual
	Three Months Ended		Twelve Months Ended
	Dec 31, 2014	Dec 31, 2013	Dec 31, 2014	Dec 31, 2013

GAAP net income (loss)	(287.6)	40.0	(414.9)	130.8
Adjustments:
Cost of goods step-up - Santarus products			37.2
Amortization	54.3	11.2	216.1	44.7
Depreciation and stock-based compensation expense	16.2	9.3	50.6	43.5
Change in acquisition-related contingent consideration	(13.8)	(23.2)	77.0	(16.2)
Asset and intangible impairment	182.3		182.3	—
Transaction costs	10.2	8.7	150.4	8.7
License payments	37.0		92.0	—
Interest expense	42.6	15.7	170.8	62.0
Interest and other income	1.2	(0.7)	2.7	(2.0)
Income tax expense	(180.4)	21.4	(249.2)	61.6

EBITDA	(138.0)	82.4	315.0	333.1
Adjustments:
Cash interest expense	(28.3)	(5.0)	(114.0)	(20.3)
Interest and other income	(1.2)	0.7	(2.7)	2.0
Adjusted income tax expense	0.5	(29.8)	(56.3)	(117.0)

Non-GAAP net income (loss)	(167.0)	48.3	142.0	197.8

Non-GAAP net income (loss) per share, fully diluted	(2.61)	0.70	1.85	3.01

Fully diluted weighted average shares	63.8	69.1	76.9	65.7

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statements of Operations

(In thousands, except per share data)	Three Months Ended		Twelve Months Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013
Revenues:
Net product revenues	$13,477	$237,556	$1,133,542	$913,782

Costs and Expenses:
Cost of products sold	30,221	55,317	337,836	177,777
Amortization of product rights and intangible assets	54,253	11,226	216,102	44,744
Impairment of intangible assets	162,347	—	162,347	—
Research and development	66,813	26,900	170,289	112,791
Selling, general and administrative	126,849	82,060	509,760	333,687
Transaction costs	10,222	8,672	150,354	8,672
Change in acquisition-related contingent consideration	(13,786)	(23,200)	76,951	(16,200)

Total costs and expenses	436,919	160,975	1,623,639	661,471

Income/(loss) from operations	(423,442)	76,581	(490,097)	252,311
Interest expense	(42,632)	(15,741)	(170,782)	(62,026)
Interest and other income/(expense)	(1,254)	655	(2,705)	2,003

Income/(loss) before income tax	(467,328)	61,495	(663,584)	192,288
Income tax expense/(benefit)	(179,683)	21,456	(248,673)	61,477

Net Income/(loss)	$(287,645)	$40,039	$(414,911)	$130,811

Income/(loss) per share, basic	$(4.51)	$0.64	$(6.53)	$2.12

Income/(loss) per share, diluted	$(4.51)	$0.58	$(6.53)	$1.99

Shares used in computing net income/(loss) per share, basic	63,827	62,906	63,568	61,792

Shares used in computing net income/(loss) per share, diluted	63,827	69,094	63,568	65,692

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)	December 31,	December 31,
	2014	2013
Assets
Cash and cash equivalents	$499,339	$1,157,850
Accounts receivable, net	42,518	133,580
Inventory	175,157	104,209
Other assets	3,400,329	1,530,310

Total Assets	$4,117,343	$2,925,949

Liabilities and Stockholders’ Equity
Accounts payable and other liabilities	$3,765,492	$2,197,307

Total liabilities	3,765,492	2,197,307

Amounts due on conversion of debt	$113,608	$—

Total amounts due on conversion of debt	113,608	—

Common stock	64	63
Additional paid-in-capital	595,063	667,428
Other comprehensive income/(loss)	(1,404)	1,720
Retained earnings/(deficit)	(355,480)	59,431

Total stockholders’ equity	238,243	728,642

Total Liabilities and Stockholders’ Equity	$4,117,343	$2,925,949